Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement on Form S-1 of Viking Therapeutics, Inc. of our report dated February 27, 2015, which includes an explanatory paragraph as to Viking Therapeutics, Inc.’s ability to continue as a going concern, with respect to our audits of the financial statements of Viking Therapeutics, Inc. as of December 31, 2014 and 2013 and for the years then ended, which report appears in this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Marcum LLP

Irvine, California

November 23, 2015